Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2025, relating to the consolidated financial statements of California Water Service Group and the effectiveness of California Water Service Group's internal control over financial reporting, appearing in the Annual Report on Form 10-K of California Water Service Group for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

May 14, 2025